Exhibit 5.1

September 14, 2010

VIA FACSIMILE AND FIRST CLASS MAIL

Inspire Pharmaceuticals, Inc.

4222 Emperor Boulevard

Suite 200

Durham, N.C. 27703-8466

Ladies and Gentlemen:

We serve as counsel to Inspire Pharmaceuticals, Inc. (the “Company”), a Delaware corporation, in connection with the filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of Four Hundred Thousand (400,000) shares (the “Shares”) of the Company’s common stock, par value $.001 per share, of Inspire Pharmaceuticals, Inc. that may be issued or sold in relation to equity compensation grants made or to be made under the executive employment agreement by and between the Company and Dr. Charles A. Johnson dated August 12, 2010 (the “Agreement”).

We have examined such corporate records and documents, such other documents and such matters of law as we have deemed necessary or appropriate for purposes of this opinion. On the basis of such examination, it is our opinion that the Shares, when issued, delivered and sold in accordance with the terms of the Agreement and the applicable grant agreements thereunder, will be legally issued, fully paid and nonassessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Registration Statement. By filing this consent we do not admit that we come within the categories of persons whose consent is required under the rules and regulations of the Securities and Exchange Commission.

Respectfully submitted,

/s/ REED SMITH LLP

REED SMITH LLP